Exhibit 99.1

FG Merger Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	30-Jun-23		31-Jul-23
	(unaudited)		(unaudited)				(unaudited)
	FGMC	iCore	FGMC	iCore	Transaction Accounting		Pro Forma Condensed
	(Historical)	(Historical)	(Historical)	(Historical)	Adjustments		Combined
ASSETS

CURRRENT ASSETS:
Cash and cash equivalents	$6.0	$69	$5	$136	4,154	A,H	141
					11,278	B,H
					(11,278)	B
					(4,154)	D
					-
Accounts receivable	-	366	-	364	-		364
Prepaid expenses and other assets	128	685	112	671	-		783
Total current assets	134	1,120	117	1,171	(0)		1,288

Marketable securities held in trust account	85,748	-	86,087	-	(86,087)	C	-
prepaid forward contract derivative			-	-	11,278	B	7,439
			-	-	(3,839)	K
LONG TERM ASSETS:
Property and equipment - net	-	200	-	199	-		199
Right of use lease asset - operating	-	853	-	838	-		838
Software development costs, net	-	722	-	760	-		760
Acquired technology, net	-	38	-	31	-		31
Customer relationships, net		1,990	-	1,931	-		1,931
Goodwill		1,484	-	1,485	-		1,485
Total long term assets	-	5,287	-	5,243	-		5,243

Total Assets	85,822	6,407	86,204	6,414	(78,648)		13,970

							Pro Forma
							Condensed
	FGMC	iCore	FGMC	iCore	Closing		Combined at
	(Historical)	(Historical)	(Historical)	(Historical)	Adjustments		Closing
LIABILITIES

CURRENT LIABILITIES:
Accounts payable	1,198	2,746	1,198	2,918	(1,198)	D	2,918
Operating lease liability, current portion	-	136	-	877	-		877
Notes payable, current portion	845	5,664	845	7,299	(5,075)	G	2,225
			-	-	(845)	F
Deferred revenue	-	88	-	74	-		74
Tax liabilities	211	-	-	-	-		-
Total current liabilities	2,254	8,634	2,043	11,169	(7,118)		6,095

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	-	1,245	-	-	-		-
Operating lease liability, net of current portion	-	755	-	-	-		-
	-	-	-	-
Total long term liabilities	-	2,000	-	-	-	-	-

Total liabilities	2,254	10,634	2,043	11,169	(7,118)		6,095

Common stock subject to possible redemption,8,050,000 shares at redemption value	85,748	-	86,087	-	(86,087)	H	-

EQUITY
Preferred Stock	-	-			0.21	I	1
					0.08	I
					0.28	I
					0.14	I
Common Stock	0.21	196	0.21	197	0.28	E	163
					0.14	H
					(196.53)	J
					(0.21)	I
					0.08	F
					(0.08)	I
					(0.28)	I
					(0.14)	I
					161.90	G
Additional paid-in capital	-	88,849	-	89,094	(2,956)	D	105,597
					15,432	H
					197	J
					(1,926)	L
					845	F
					4,913	G
					-
Accumulated other comprehensive income (loss)	(2,120)	(93,272)	(1,926)	(94,046)	1,926	L	(97,885)
					(3,839)	K

Total stockholders’ equity	(2,120)	(4,227)	(1,926)	(4,755)	14,557		7,875
Total liabilities and Stockholders' Equity	85,882	6,407	86,204	6,414	(78,648)		13,970

FG Merger Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except share and per share data)

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2023	Seven Months Ended July 31, 2023	Seven Months Ended July 31, 2023
	(unaudited)		(unaudited)				(unaudited)
	FGMC (Historical)	iCore (Historical)	FGMC (Historical)	iCore (Historical)	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Revenue	$-	$3,697	$-	$4,302	$-		$4,302
Cost of Sales	-	975	-	1,150	-		1,150
Gross Profit	-	2,722	-	3,152	-		3,152
					-		-
OPERATING EXPENSES:							-
Selling,general and administrative	1,617	5,600	1,635	6,492	(1,635)	M	6,492
Depreciation and amortization	-	581	-	676	-		676
Total operating expenses	1,617	6,181	1,635	7,168	(1,635)		7,168
Loss from operations	(1,617)	(3,459)	(1,635)	(4,016)	1,635		(4,016)
							-
OTHER INCOME (EXPENSE):					-		-
Interest expense	-	(529)	-	(623)	-		(623)
Finance charges	-	(422)	-	(546)	-		(546)
Other income (expense)	1,890	14	2,440	14	(2,440)	N	14
FV change of the FPA			-	-	(3,839)	K	(3,839)
Total other income (expense), net	1,890	(937)	2,440	(1,155)	(6,279)		(4,994)

TAXES:	400	-	400	-	-		400
Income tax expense (benefit)
Total tax expense	400	-	400	-	-		400
							-
NET LOSS	(127)	(4,396)	406	(5,171)	(4,645)		(9,410)

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A	Represents approximately $4.15 million retained in trust from non-redemptions.

B	Represents $11.2 million worth of public shares purchased under the Forward Purchase Agreement.

C	Represents reclassification of cash and investments held in the Trust Account that becomes available upon closing of the Business Combination.

D	Represents transaction costs for FGMC and iCoreConnect expected to be paid in cash upon closing of the Business Combination.

E	Represents transaction costs for FGMC and iCoreConnect to be paid in equity upon closing of the Business Combination.

F	Represents convertible debt of $845k expected to convert into equity upon closing of the Business Combination.

G	Represents amount of iCoreConnect debt that is expected to be converted into equity by debt holders upon closing of the Business Combination.

H	Represents reclassification of FGMC’s Common Stock subject to possible redemptions to permanent equity. This includes impact of non-redemptions for shares.

I	Represents conversion of FGMC non-redeemed common stock into shares of newly issued FGMC Preferred Stock.

J	Represents conversion of iCoreConnect Common Stock, including the vested warrants and options that have been converted to iCoreConnect Common Stock prior to the closing, into shares of Combined Company Common Stock at the Exchange Ratio.

K	Represents change in fair value of the public shares purchased under the Forward Purchase Agreement.

L	Reflects elimination of FGMC historical retained earnings at reverse acquisition.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

M	Represents pro forma transaction accounting adjustment to eliminate historical expenses incurred by FGMC, which will not be recurring after the completion of the Business Combination.

N	Represents pro forma transaction accounting adjustment to eliminate interest income earned on FGMC’s Trust Account, which will not be recurring after the completion of the Business Combination.